Exhibit 99.1

Aventine Renewable Energy Holdings, Inc. Reports Fourth Quarter and Year End 2011 Financial Results

DALLAS, TX, March 7, 2012 (GLOBE NEWSWIRE) — Aventine Renewable Energy Holdings, Inc. (OTCBB:AVRW) (“Aventine” or “the Company”), a leading producer of clean renewable energy, announced today its results for the fourth quarter and the year ended December 31, 2011.

Net income for the quarter ended December 31, 2011, was $10.9 million compared to a net loss of $2.5 million for the same period last year.  Net loss for the year ended December 31, 2011, was $43.4 million, or $4.80 per diluted share, compared to a net loss of $25.5 million, or $2.97 per diluted share, for the ten months ended December 31, 2010, and $266.3 million, or $6.14 per diluted share, for the two months ended February 28, 2010.

Adjusted EBITDA for the quarter ended December 31, 2011, was $24.7 million compared to $6.7 million for the same period last year.  Adjusted EBITDA for the year ended December 31, 2011, was $21.4 million compared to $1.3 million for the ten months ended December 31, 2010, and $8.9 million for the two months ended February 28, 2010.  A definition of Adjusted EBITDA and a reconciliation of net loss to EBITDA and Adjusted EBITDA are provided under ‘EBITDA’ below.

Revenues for the quarter ended December 31, 2011, were $254.9 million compared to $139.2 million for the same period last year.  Revenues were $887.6 million for the year ended December 31, 2011, compared to $370.6 million for the ten months ended December 31, 2010, and $77.7 million for the two months ended February 28, 2010.

“In the fourth quarter the Company capitalized on the expanding margins the industry provided by focusing on the performance and cost of operation at each plant.  We demonstrated this focus can make a difference.  I would like to thank everyone in the Aventine organization for the effort they have and continue to put forward as we build a strong and stable Company”, said John Castle, Chief Executive Officer.

Mr. Castle added, “As expected, the seasonal margins in the industry turned down late in the fourth quarter and have continued at a severely depressed level.  As we have demonstrated in the past, we will take advantage of a poor margin environment to make improvements in our plants.

To that end, we have temporarily shut down the Mount Vernon facility to perform needed maintenance so when margins return we will be prepared to take advantage of them.”

2011 Earnings Conference Call

We will hold a conference call at 9 a.m. CST (10 a.m. Eastern time) on Thursday, March 8, 2012, to discuss the contents of this press release. Please dial in to the conference call at (877) 312-5514 (U.S.), or (253) 237-1137 (International), access code: 55188544, approximately 10 minutes prior to the start time. A link to the broadcast can be found at http://www.aventinerei.com/ in the Investor Relations section under the “Conference Calls” link. If you are unable to participate at this time, a replay will be available through March 14, 2012, on this Website or by dialing (855) 859-2056 (U.S.), or (404) 537-3406 (International), access code: 55188544. Should you need any assistance accessing the call or the replay, please contact Aventine at (214) 451-6750.

About Aventine Renewable Energy

Aventine is a leading producer of ethanol. Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S. In addition to producing ethanol, our facilities also produce several by-products, such as distillers grain, corn gluten meal and feed, corn germ and grain distillers dried yeast, which generate revenue and allow us to help offset a significant portion of our corn costs.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negatives of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include our ability to obtain and maintain normal terms with vendors and service providers, our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders, our ability to maintain contracts that are critical to our operations, our ability to attract and retain customers, our ability to fund and execute our business plan and any ethanol plant expansion or completion projects, our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all, laws, tariffs, trade or other controls or enforcement practices applicable to our operations, changes in weather and general economic conditions, overcapacity within the ethanol, biodiesel and petroleum refining industries, availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins, our ability to raise additional capital and secure additional financing, our ability to service our debt or comply with our debt covenants, our ability to attract, motivate and retain key employees, liability resulting from actual or potential future litigation or the outcome of any litigation with respect to our auction rate securities or otherwise, and plant shutdowns or disruptions.

Consolidated Financial Results

On March 15, 2010, Aventine emerged from bankruptcy and implemented fresh start accounting using a convenience date of February 28, 2010. The condensed consolidated financial statements prior to March 1, 2010 reflect results based upon our historical cost basis while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. As a result of the application of fresh start accounting, our condensed consolidated financial statements prior to and including February 28, 2010 represent the operations of our pre-reorganization predecessor company and are presented separately from the condensed consolidated financial statements of our post-reorganization successor company.

Summary Statement of Operations

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	Successor		Predecessor
	Year Ended December 31,	Ten Months Ended December 31,	Two Months Ended February 28,	Year Ended December 31,
	2011	2010	2010	2009
	(In thousands except per share amounts)
Net sales	$887,587	$370,559	$77,675	$594,623
Cost of goods sold	(857,377)	(349,751)	(66,686)	(585,904)
Gross profit	30,210	20,808	10,989	8,719
Selling, general and administrative expenses	(32,714)	(34,068)	(4,608)	(26,694)
Start-up activities	—	(1,177)	—	—
Other expense	(3,329)	(1,681)	(515)	(1,510)
Operating income (loss)	(5,833)	(16,118)	5,866	(19,485)
Income from termination of marketing agreements	—	—	—	10,176
Interest income	63	139	—	11
Interest expense	(24,186)	(8,274)	(1,422)	(14,697)
Gain (loss) on derivative transactions, net	(4,424)	633	—	1,219
Loss on available-for-sale securities	(510)	(1,990)	—	—
Loss on early extinguishment of debt	(10,038)	—	—	—
Other non-operating income	2,074	117	—	—
Income (loss) before reorganization items and income taxes	(42,854)	(25,493)	4,444	(22,776)
Reorganization items	—	—	(20,282)	(32,440)
Gain due to plan effects	—	—	136,574	—
Loss due to fresh start accounting adjustments	—	—	(387,655)	—
Loss before income taxes	(42,854)	(25,493)	(266,919)	(55,216)
Income tax (expense) benefit	(536)	29	626	8,956
Net loss	(43,390)	(25,464)	(266,293)	(46,260)
Net loss attributable to non-controlling interest	—	—	—	—
Net loss	$(43,390)	$(25,464)	$(266,293)	$(46,260)

Loss per common share — basic	$(4.80)	$(2.97)	$(6.14)	$(1.08)
Basic weighted-average number of shares	9,047	8,584	43,401	42,968

Loss per common share — diluted	$(4.80)	$(2.97)	$(6.14)	$(1.08)
Diluted weighted-average number of common and common equivalent shares	9,047	8,584	43,401	42,968

Selected Financial Information

Net sales were generated from the following products:

	Successor		Predecessor
	For the Year Ended December 31,	For the Ten Months Ended December 31,	For the Two Months Ended February 28,
	2011	2010	2010

Ethanol	$680.2	$284.8	$60.1
By-Products	207.4	85.8	17.6
Total	$887.6	$370.6	$77.7

The overall increase in net sales from the ten months ended December 31, 2010, and the two months ended February 28, 2010, to the year ended December 31, 2011, is primarily the result of increased sales volume from our increased production, as well as an increase in the sales price per gallon of ethanol.  During the year ended December 31, 2011, we produced 248.7 million gallons of ethanol compared to 154.4 million gallons and 32.0 million gallons of ethanol, respectively, during the ten months ended December 31, 2010, and the two months ended February 28, 2010.  We marketed and sold 257.5 million gallons of ethanol during the year ended December 31, 2011, for an average sales price of $2.64 per gallon compared to 152.5 million gallons for average sales price of $1.87 per gallon during the ten months ended December 31, 2010, and 31.5 million gallons at an average sales price of $1.91 per gallon during the two months ended February 28, 2010.

The increase in by-product revenues is primarily a result of an increase in the price per ton sold, as well as an increase in the volume sold.  We sold 1.2 million tons during the year ended December 31, 2011, for an average price of $179.88 per ton compared to 778.2 thousand tons during the ten months ended December 31, 2010, for an average price of $110.22 per ton and 154.1 thousand tons during the two months ended February 28, 2010, for an average price of $114.12 per ton. By-product revenues, as a percentage of corn costs, fell to 32.3% during the year ended December 31, 2011, compared to 34.5% and 39.8%, respectively, during the ten months ended December 31, 2010, and two months ended February 28, 2010.  Co-products sold by the dry mill process have less value historically than those sold by the wet mill process.  As a result of the addition of the Mt. Vernon dry mill, our overall product mix between wet and dry co-products produced changed from 58% higher value wet mill products and 42% lower value dry mill products during the year ended December 31, 2010, to roughly 45% higher value wet mill products and 55% lower value dry mill products during the year ended December 31, 2011.

Corn costs for the year ended December 31, 2011, ten months ended December 31, 2010, and two months ended February 28, 2010, were $642.0 million, $248.9 million, and $44.2 million, respectively.  The increase in corn costs is due to an increase in the number of bushels used in production, as well as an increase in the price per bushel.  We used 93.7 million bushels of corn in production during the year ended December 31, 2011, compared to 59.2 million bushels and 12.1 million bushels, respectively, used during the ten months ended December 31, 2010, and two months ended February 28, 2010. Additionally, during the year ended December 31, 2011, corn used in production was approximately $6.85 per bushel compared to $4.21 per bushel for the ten months ended December 31, 2010, and $3.66 per bushel for the two months ended February 28, 2010.  Our average corn costs during the year ended December 31, 2011, were slightly higher than the CBOT average price of $6.80 during the same period.

Conversion costs for the year ended December 31, 2011, ten months ended December 31, 2010, and two months ended February 28, 2010 were as follows:

	Successor		Predecessor
	For the Year Ended	For the Ten Months Ended	For the Two Months Ended
	December 31, 2011	December 31, 2010	February 28, 2010
		(In millions)
Utilities	$59.0	$30.1	$7.6
Salary and benefits	25.2	17.8	3.3
Materials and supplies	27.9	17.1	3.2
Denaturant	12.6	6.2	1.4
Outside services	12.6	5.4	0.5
Other	1.2	2.2	0.6
	$138.5	$78.8	$16.6

SG&A expenses were $32.7 million, $34.0 million, and $4.6 million, respectively, for the year ended December 31, 2011, ten months ended December 31, 2010, and two months ended February 28, 2010.  SG&A expenses in the year ended December 31, 2011, were primarily comprised of $9.7 million of salary and benefits expense, $5.4 million of stock compensation expense, $6.5 million of outside services expenses, $1.9 million of depreciation expense, $1.6 million of expense related to materials, and $7.6 million of other expenses.  Included in the year ended December 31, 2011, totals are carrying costs related to our Canton and Aurora West facilities of $4.2 million.  SG&A expenses for the ten months ended December 31, 2010, were primarily comprised of $9.1 million of salary and benefits expense, $7.8 million of stock compensation expense, $10.4 million of outside services expenses, and $6.7 million of other expenses. SG&A expenses in the two months ended February 28, 2010, were primarily comprised of $0.8 million of salary and benefits expense, $0.2 million of stock compensation expense, $1.7 million of outside services expenses, and $1.9 million of other expenses.

2011 Significant Events

On January 21, 2011, we redeemed our $155.0 million 13% senior secured notes due 2015 (the “Notes”) at a redemption price of 105% of the principal amount, plus accrued and unpaid interest.

On February 28, 2011, we amended our revolving credit facility (the “Revolving Facility”) with PNC Bank National Association (“PNC”), which increased our maximum loan amount from $20.0 million to $30.0 million.  The amendment required us to provide cash as security for all outstanding and undrawn letters of credit but allowed us to utilize the existing $5.0 million pledged to PNC as part of the cash required to secure our letters of credit.

In connection with the New Revolving Facility described below, the rights and obligations of the lenders under the Revolving Facility have been assigned from PNC to Wells Fargo, and we terminated the Revolving Facility.

On April 7, 2011, we entered into an incremental amendment (the “Incremental Amendment”) with Citibank, N.A., as administrative agent for the lenders under the senior secured term loan agreement, dated as of December 22, 2010 (the “Term Loan Agreement”), and

Macquarie Bank Limited, as lender (“Macquarie”), to the Term Loan Agreement.  Pursuant to the Incremental Amendment, Macquarie loaned us an aggregate principal amount equal to $25.0 million, net of $1.3 million in fees.  The loan under the Incremental Amendment has substantially the same terms as the existing loans under the Term Loan Agreement, including seniority, ranking in right of payment and of security, maturity date, applicable margin and interest rate floor.  We continue to be subject to all other terms and restrictions contained in the original Term Loan Agreement.

On April 27, 2011, we temporarily shut down our dry mill plant in Aurora, Nebraska to make some improvements to the fermentation process at the facility.  This work was completed by the third week of May 2011, and we began grinding corn again during the week of July 25, 2011.

On May 13, 2011, we commenced a pro-rata distribution, consisting of 19,414 shares of common stock, to holders of our pre-petition notes and to holders of allowed general unsecured claims, with 9,806 shares distributed to holders of pre-petition notes and 9,608 shares distributed to holders of allowed general unsecured claims.

On July 20, 2011, we and each of our subsidiaries, as co-borrowers (collectively, the “Borrowers”), entered into a revolving credit facility (the “New Revolving Facility”) with the lenders party thereto (the “Lenders”), and Wells Fargo Capital Finance, LLC, as Lender and as agent for the Lenders (in such capacity, “Wells Fargo”) (the “New Revolving Facility Agreement”), with a $50.0 million commitment.  The New Revolving Facility has a borrowing base that is principally supported by accounts receivable and inventory.  At December 31, 2011, there was $20.1 million available under the New Revolving Facility Agreement.  The proceeds of loans under the New Revolving Facility were used to (1) repay the Borrowers’ obligations under the Revolving Facility, (2) pay related transaction costs, fees and expenses, and (3) for general corporate purposes. Future borrowings under the New Revolving Facility will be used for general corporate purposes.  In connection with the New Revolving Facility, the rights and obligations of the lenders under the Revolving Facility were assigned from PNC to Wells Fargo.  We terminated our revolving credit agreement with PNC (the “Revolving Credit Agreement”) and paid a $600 thousand early termination fee.  In addition, we expensed $39 thousand in related unamortized debt issuance costs.  Both items are included in debt extinguishment costs for the year ended December 31, 2011.  We capitalized $2.9 million in debt issuance costs for the year ended December 31, 2011, related to the New Revolving Facility Agreement.  These costs will be amortized using the straight-line method over the term of the New Revolving Facility Agreement.  We recognized $293 thousand of expense in debt issuance costs related to the New Revolving Facility Agreement during the year ended December 31, 2011.

On July 20, 2011, we entered into an amendment (“Citi Amendment”) to the Term Loan Agreement (the “Term Loan Agreement”) with the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (the “Term Loan Agent”).  Under the terms of the Citi Amendment, the amount of indebtedness that we are permitted to incur under the New Revolving Facility (including bank products and hedging obligations) is capped at $58.0 million.  The Citi Amendment reduces our minimum liquidity covenant for 2012 from $25.0 million to $15.0 million. The Citi Amendment also includes certain technical amendments to permit the New Revolving Facility.

On August 19, 2011, Thomas Manuel (“Mr. Manuel”) retired as our Chief Executive Officer.  Mr. Manuel and the Company entered into a mutual release agreement, dated August 19, 2011 (the “Release Agreement”), whereby the parties acknowledged that Mr. Manuel would no longer serve as Chief Executive Officer of the Company.  Mr. Manuel also retired from his position as a director of the Company, effective the same date.  Pursuant to the terms of the Release Agreement, Mr. Manuel received, among other things, (i) a separation payment of

$1,000,000; (ii) the vesting of his outstanding equity awards, effective as of August 19, 2011; and (iii) his outstanding restricted stock units.    Mr. Manuel’s options and hybrid equity units will remain exercisable until August 19, 2012.

On September 30, 2011, the Company settled with Union Tank Car Company (“Union Tank”).  The settlement related to a claim filed by Union Tank on September 3, 2009, against the Company.  The claim was filed with the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for a general unsecured claim in the amount of $82.6 million for certain estimated end charges including railcar cleaning costs and unpaid rental payments for leased railcars.  Union Tank also filed an administrative claim against the Company in the amount of $0.1 million for the alleged use of railcars after the effective date of the rejection of the leases for such railcars.  The Company disputed both of these claims.  The Court ruled that the claim shall be allowed in the amount of $27.6 million.  Partial distribution of shares on account was made October 31, 2011 in accordance with the terms of the First Amended Joint Plan of Reorganization under Chapter 11 of Title 11 of the U.S. Code (as modified, the “Plan”) and at such time as the distribution was made to other holders of claims in classes five and six that were allowed as of September 30, 2011.  As a result of the settlement, the Company reversed the related reserve for this matter of $0.1 million through non-operating income on the statement of operations.

On October 31, 2011, we commenced a pro-rata distribution of shares related to a settlement with E-Biofuels, LLC (“E-Biofuels”) on July 6, 2011.  In 2009, we initiated a civil action against E-Biofuels related to breach of agreement, and asked for not less than $3.0 million in compensation.  This suit was later transferred to the Bankruptcy Court.  Under the terms of the settlement, we received $0.2 million in cash and 425,000 shares of Imperial Petroleum, Inc. (E-Biofuels’ parent company) stock.   The stock was valued at $0.7 million on the date of receipt of July 6, 2011.  We also had previously recorded a liability related to tax credits of $0.7 million which was relieved by the settlement.  The net gain of $1.6 million is included in other non-operating income on the statement of operations.  The stock was booked as short-term investments which are classified as available for sale securities on the balance sheet.  For the year ended December 31, 2011, we booked a loss on available for sale securities of $0.5 million related to the decrease in the current trading price of the stock which is included in other non-operating income on the income statement.   The pro-rata share distribution on October 31, 2011, consisted of 774,425 shares of common stock issued, to holders of our pre-petition notes and to holders of allowed general unsecured claims, with 399,993 shares distributed to holders of pre-petition notes and 374,432 shares distributed to holders of allowed general unsecured claims.  Approximately 0.4 million shares of common stock are reserved for future distributions to these holders.

EBITDA

We have included EBITDA and Adjusted EBITDA primarily as performance measures because management uses them as key measures of our performance. EBITDA is defined as earnings (which include gains or losses on derivative transactions) before interest expense, interest income, income tax expense, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S. (“GAAP”) and should not be considered an alternative to net earnings or any other measure of performance under GAAP. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA includes non-recurring loss items which are reflected in the statement of operations.

In order to emphasize the effects of certain income and loss items in our financial statements, we also report a second computation referred to as Adjusted EBITDA, which adjusts

EBITDA for certain items. Adjusted EBITDA for the Company is adjusted for (i) loss on early extinguishment of debt, (ii) loss related to auction rate securities, (iii) impairment of plant development costs, (iv) reorganization items, (v) gain due to plan effects, (vi) loss due to the application of fresh start accounting adjustments, (vii) stock-based compensation, (viii) loss on available for sale securities (ix) gain on resolution of bankruptcy issues, (x) legal settlements, and (xi) separation payments to former executives. Previously presented calculations have been modified to reflect the current definition of Adjusted EBITDA.

Management believes EBITDA and Adjusted EBITDA are meaningful supplemental measures of operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors, and other interested parties frequently use EBITDA in the evaluation of companies, many of which present EBITDA when reporting their results.  Additionally, management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts, and others, use EBITDA and Adjusted EBITDA to assess:

•            the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•            our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•            the feasibility of acquisitions and capital expenditure projects and the overall rate on alternative investment opportunities.

Reconciliation of Income (Loss) to Adjusted EBITDA (In thousands)

	Successor				Predecessor
	For the Three Months Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Ten Months Ended December 31,	For the Two Months Ended February 28,
	2011	2010	2011	2010	2010

Statement of Operations Data:
Net income (loss)	$10,930	$(2,464)	$(43,390)	$(25,464)	$(266,293)
Interest income	(12)	(72)	(63)	(139)	—
Interest expense (a)(b)	5,738	3,123	24,186	8,274	1,422
Income tax expense (benefit)	491	—	536	(29)	(626)
Depreciation	6,247	3,066	23,994	9,792	2,795
Amortization	188	—	791	—	—
EBITDA	$23,582	$3,653	$6,054	$(7,566)	$(262,702)

Loss on the early extinguishment of debt	$—	$—	$10,038	$—	$—
Reorganization items	—	—	—	—	20,282
CEO retirement	40	—	1,054	—	—
E-Biofuels settlement	—	—	(1,572)	—	—
Union Tank settlement	—	—	(90)	—	—
Gain due to plan effects	—	—	—	—	(136,574)
Loss due to fresh-start accounting adjustments	—	—	—	—	387,655
Stock-based compensation	589	3,640	5,434	7,784	277
Loss on available for sale securities	510	237	510	1,990	—
Gain on resolution of bankruptcy issues	—	(873)	—	(873)	—
Adjusted EBITDA	$24,721	$6,657	$21,428	$1,335	$8,938

(a)          Interest capitalized during construction was $4.2 million for the year ended December 31, 2011, $6.2 million for the ten months ended December 31, 2010, and $0 for the two months ended February 28, 2010.

(b)         Contractual interest expense not recorded was $5.0 million for the two months ended February 28, 2010.  We had no unrecorded interest expense for the year ended December 31, 2011, and ten months ended December 31, 2010.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2011	2010
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and equivalents	$36,105	$34,533
Restricted cash	—	164,765
Short term investments	191	—
Accounts receivable, net of allowance for doubtful accounts of $174 in 2011 and $75 in 2010	16,578	11,571
Inventories	43,297	44,179
Income taxes receivable	4	954
Prepaid expenses and other current assets	7,732	14,185
Total current assets	103,907	270,187

Property, plant and equipment, net	295,599	296,289
Restricted cash	—	16,211
Other assets	14,732	11,291
Total assets	$414,238	$593,978

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$2,283	$157,718
Current obligations under capital leases	348	789
Accounts payable	14,266	23,311
Accrued liabilities	3,621	4,906
Other current liabilities	12,817	10,589
Total current liabilities	33,335	197,313

Long-term debt	214,051	190,239
Deferred tax liabilities	2,078	2,026
Other long-term liabilities	6,093	2,742
Total liabilities	255,557	392,320

Stockholders’ equity:
Common stock, par value $0.001 per share; (15,000,000 shares authorized; 8,346,271 shares outstanding, net of 74,841 shares held in treasury at December 31, 2011: 7,448,916 shares outstanding, net of 7,791 shares held in treasury at December 31, 2010)	8	8
Preferred stock; (5,000,000 shares authorized; no shares issued or outstanding)	—	—
Additional paid-in capital	231,744	227,360
Retained deficit	(68,854)	(25,464)
Accumulated other comprehensive income (loss), net	(4,217)	(246)
Total stockholders’ equity	158,681	201,658
Total liabilities and stockholders’ equity	$414,238	$593,978

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Successor		Predecessor
	Year Ended December 31, 2011	Ten Months Ended December 31, 2010	Two Months Ended February 28, 2010	Year Ended December 31, 2009
	(In thousands)
Net loss	$(43,390)	$(25,464)	$(266,293)	$(46,260)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash gain due to plan effects	—	—	(136,574)	—
Non-cash loss due to fresh start accounting adjustments	—	—	387,655	—
Provision for rejected executory contracts and leases	—	—	9,590	26,403
Unrealized/realized loss on available-for-sale securities	510	1,990	—	—
Depreciation and amortization	27,868	9,792	2,795	16,709
Deferred income taxes	—	(910)	—	(2,610)
Stock-based compensation expense	5,434	7,784	277	2,536
Loss on renewable identification numbers	117	—	—	—
Loss on early retirement of debt	10,038	—	—	—
Gain on legal settlements	(1,462)	—	—	—
Other	25	76	—	(1,000)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,007)	(4,483)	2,560	44,941
Income tax receivable	145	5,022	—	9,339
Inventories	882	(18,960)	1,543	61,184
Prepaid expenses and other current assets	4,117	(9,972)	1,339	2,876
Other assets	(185)	6,284	—	(16,921)
Accounts payable	(8,285)	3,805	7,061	(61,988)
Other long-term liabilities	706	5,831	(21,640)	5,607
Net cash provided by (used in) operating activities	(8,487)	(19,205)	(11,687)	40,816
Investing Activities
Additions to property, plant and equipment, net	(23,330)	(77,672)	(2,086)	(2,279)
Canton, Illinois facility acquisition	—	(16,880)	—	—
Other	—	—	—	2,000
Net cash used in investing activities	(23,330)	(94,552)	(2,086)	(279)
Financing Activities
Proceeds from issuance of debt	25,000	—	—	—
Repayment of senior secured notes	(155,000)	—	—	—
Payment of term loan	(2,188)	—	—	—
Proceeds from the issuance of senior secured term loan credit agreement, net of original issuance discount of $8,000	—	192,000	—	—
Proceeds from issuance of senior secured notes	—	50,750	98,119	—
Decrease/(Increase) in restricted cash	180,976	(165,692)	(7,833)	—
Penalty on early retirement of debt	(8,350)	—	—	—
Debt issuance costs	(5,193)	(8,162)	(1,190)	—
Repayment of note payable	(28)	(5,252)	—	—
Net repayments on revolving credit facilities	—	—	(27,765)	(24,435)
Borrowings from (repayments of) debtor-in-possession debt facility	—	—	(15,000)	15,000
Payments on other long-term debt and capital lease obligations	(778)	(253)	—	—
Financing fees and expenses paid pre-petition	—	—	—	(1,876)
Proceeds from warrants exercised	5	15	—	—
Proceeds from stock option exercises	—	—	96	20
Purchase of treasury shares	(1,055)	(355)	—	—
Net cash provided by (used in) financing activities	33,389	63,051	46,427	(11,291)
Net increase (decrease) in cash and equivalents	1,572	(50,706)	32,654	29,246
Cash and equivalents at beginning of the period	34,533	85,239	52,585	23,339
Cash and equivalents at end of the period	$36,105	$34,533	$85,239	$52,585
Supplemental disclosure of cash flow:
Interest paid	$23,747	$13,488	$1,750	$6,040
Income taxes paid (refunded)	$372	$32	$822	$(16,408)

Liquidity and Capital Resources

The following table sets forth selected information concerning our financial condition:

	December 30, 2011	December 31, 2010
	(In millions, except current ratio)
Cash and cash equivalents	$36.1	$34.5
Net working capital	$70.6	$72.9
Total debt (1)	$216.2	$348.7
Current ratio	3.12	1.37

(1)       Concurrent with the closing of our Term Loan Agreement in December 2010, we irrevocably deposited in trust $164.8 million of the proceeds from the term loan facility with the trustee for the Notes.  These funds were sufficient to pay the redemption price for all $155.0 million aggregate principal amount of the Notes. We redeemed such Notes on January 21, 2011.

CONTACT:

Calvin Stewart, Chief Financial Officer

(214) 451-6766

Calvin.Stewart@aventinerei.com

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